                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant    [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]   Preliminary proxy statement                    [ ]  Confidential, For use of
[X]   Definitive proxy statement                          the Commission Only (as
[ ]   Definitive additional materials                      permitted by Rule 14a-6(e)(2))
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Odwalla, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Odwalla, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    [X]   No fee required.
    [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
          -----------------------------------------------------------------------------------
    (2)   Aggregate number of securities to which transaction applies:
          -----------------------------------------------------------------------------------
    (3)   Per unit price or other underlying value of transaction computed pursuant to
          Exchange Act Rule 0-11:
          -----------------------------------------------------------------------------------
    (4)   Proposed maximum aggregate value of transaction:
          -----------------------------------------------------------------------------------
    (5)   Total fee paid:
          -----------------------------------------------------------------------------------
    [ ]   Fee paid previously with preliminary materials:
          -----------------------------------------------------------------------------------
    [ ]   Check box if any part of the fee is offset as provided by Exchange Act Rule
          0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
          Form or Schedule and the date of its filing.

    (1)   Amount previously paid:
          -----------------------------------------------------------------------------------
    (2)   Form, schedule or registration statement no.:
          -----------------------------------------------------------------------------------
    (3)   Filing party:
          -----------------------------------------------------------------------------------
    (4)   Date filed:
          -----------------------------------------------------------------------------------

                                      LOGO

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting"') of Odwalla, Inc. (the "Company") which will be held on February 2, 1998, at 10:30 a.m., at Mel Mello Center for the Arts, 1167 Main Street, Half Moon Bay, California 94019.

     At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect five (5) directors of the Company and (ii) to ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending August 29, 1998.

     The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, the Company's Board of Directors has unanimously approved the proposals and recommends that you vote FOR each such proposal.

     After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope by no later than January 30, 1998. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of the Company's 1997 Annual Report has been mailed concurrently herewith to all shareholders entitled to notice of and to vote at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                Sincerely yours,

LOGO                                          LOGO
D. STEPHEN C. WILLIAMSON                      GREG A. STELTENPOHL
Chief Executive Officer                       Chairman of the Board

Half Moon Bay, California
December 19, 1997

                                   IMPORTANT

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

                                 ODWALLA, INC.
                              120 STONE PINE ROAD
                        HALF MOON BAY, CALIFORNIA 95019

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 2, 1998

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Odwalla, Inc., a California corporation (the "Company"), to be held on February 2, 1998, at 10:30 a.m., local time, at Mel Mello Center for the Arts, 1167 Main Street, Half Moon Bay, California 94019, for the following purposes:

          1. To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified. The nominees are D. Stephen C. Williamson, Greg A. Steltenpohl, Martin S. Gans, Ranzell "Nick" Nickelson, II and Richard Grubman.

          2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending August 29, 1998.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     Only shareholders of record at the close of business on December 10, 1997, are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

     All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement which describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       LOGO
                                       MARY CORRIGAN
                                       Secretary

Half Moon Bay, California
December 19, 1997

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                PROXY STATEMENT

                   FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                                 ODWALLA, INC.
                          TO BE HELD FEBRUARY 2, 1998

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Odwalla, Inc., a California corporation (the "Company" or "Odwalla"), of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on February 2, 1998, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders of record on December 10, 1997, will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 10:30 a.m. at Mel Mello Center for the Arts, 1167 Main Street, Half Moon Bay, California 94019.

     It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to shareholders on or about December 22, 1997.

                                 VOTING RIGHTS

     The close of business on December 10, 1997, was the record date for shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. At the record date, the Company had approximately 5,050,000 shares of its Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 250 record shareholders. Holders of Common Stock are entitled to one vote for each share of Common Stock so held. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

     If any shareholder is unable to attend the Annual Meeting, such shareholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors, (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the shareholder on the proxy card. Shareholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1 and 2 and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting.

     An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration. An automated system administered by the Company's transfer agent tabulates shareholder votes. Abstentions and broker non-votes each are included in determining the number of shares present and voting at the Annual Meeting for purposes of determining the presence or absence of a quorum, and each is tabulated separately. Abstentions are counted as negative votes, whereas broker non-votes are not counted for purposes of determining whether Proposals 1 or 2 presented to shareholders have been approved.

                            REVOCABILITY OF PROXIES

     Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                            SOLICITATION OF PROXIES

     The Company will bear the cost of soliciting proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

     THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED AUGUST 31, 1997, HAS BEEN MAILED CONCURRENTLY WITH THE MAILING OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT TO ALL SHAREHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. THE ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT CONSIDERED PROXY SOLICITING MATERIAL.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Shareholders and until a successor for such director is elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the five nominees named below for election to the Company's Board of Directors unless authority to vote for any such nominee is withheld. There are five nominees, all of whom are currently directors of the Company. Messrs. Steltenpohl, Williamson and Gans were elected to the Board by the shareholders at the last annual meeting. Messrs. Nickelson and Grubman were appointed to the Board of Directors on August 20, 1997, following the resignaion of Lauren M. Doliva, Ph.D. and Kenneth H. Ausubel. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nominees named below. The five candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than five nominees.

     Both Dr. Doliva and Mr. Ausubel resigned from the Board of Directors for personal reasons during the summer of 1997 and did not indicate a disagreement with the Company on any matters relating to the Company's operations, policies or practices.

                                    NOMINEES

     Set forth below is information regarding the nominees to the Board of Directors.

            NAME                      POSITION(S) WITH THE COMPANY       AGE   FIRST ELECTED DIRECTOR
-----------------------------   ---------------------------------------- ---   ----------------------
Greg A. Steltenpohl             Chairman of the Board                    43             1985
D. Stephen C. Williamson        Chief Executive Officer and Director     39             1992
Martin S. Gans(1)(2)            Director                                 55             1992
Ranzell "Nick" Nickelson, II    Director                                 53             1997
Richard Grubman(1)(2)           Director                                 35             1997

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

           BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS

     GREG A. STELTENPOHL, the founder of the Company, has served as Chairman of the Board since June 1996. Prior to that date, Mr. Steltenpohl served as Co-Chairman of the Board and Co-Chief Executive Officer from January 1995 to June 1996. From the Company's incorporation in December 1985 until January 1995, Mr. Steltenpohl served as Chairman of the Board and Chief Executive Officer. In addition, Mr. Steltenpohl served as the Company's President from November 1985 until May 1992. Mr. Steltenpohl holds a B.S. in environmental sciences from Stanford University.

     D. STEPHEN C. WILLIAMSON has served as Chief Executive Officer since June 1996. Prior to that time, Mr. Williamson served as Co-Chairman of the Board and Co-Chief Executive Officer from January 1995 to June 1996 and as Chief Financial Officer of the Company from March 1991 to August 1996. Mr. Williamson also served as the Company's President from May 1992 until January 1995. From 1988 to March 1991, Mr. Williamson was a general partner of Ellistan Partners, a private investment firm. Prior to that, Mr. Williamson worked as an analyst and an associate at First Boston Corp. Mr. Williamson holds a B.A. in history from the University of California at Berkeley. He is also a director of Avenal Land & Oil Company, a private investment company.

     MARTIN S. GANS has been a director of the Company since December 1992. Mr. Gans served as Executive Vice President and Chief Financial Officer of Sun World International, Inc. from 1978 until 1987, and he was a partner at Touche Ross & Co., an accounting firm, from 1972 until 1978. Mr. Gans is a certified public accountant and holds a B.B.A. from the University of Miami and an M.B.A. from Northwestern University. Mr. Gans is also a director of Best Collateral, Inc., a publicly-traded company. In addition, Mr. Gans is a director of a number of private companies, including International Storage Management, N.V. and LSL Biotechnologies, Inc.

     RANZELL "NICK" NICKELSON, II has been a director of the Company since August 1997. Dr. Nickelson has served as Director, International Food Safety at IDEXX Laboratories, Inc. since October 1997. From 1996 to October 1997, he served as President of Red Mesa Microbiology, Inc. From 1991 to 1996, Dr. Nickelson was vice president, Silliker Laboratories Group, Inc. Dr. Nickelson served as a member of the National Advisory Committee on Microbiological Criteria for Foods and as Coordinator, Blue Ribbon Task Force on E. coli O157:H7 for the National Live Stock and Meat Board. Dr. Nickelson holds a B.S. in Animal Science, an M.S. in Food Technology and a Ph.D in Microbiology from Texas A&M University.

     RICHARD GRUBMAN has been a director of the Company since August 1997. Mr. Grubman has been a Managing Director of Development Capital, LLC (a private direct investment firm) since January 1997 and a general partner of its affiliate, Corporate Value Partners, LP, since November 1996. Mr. Grubman is President of Sycamore Capital Management, Inc., a position he has held since January 1996. From December 1992 to November 1995, Mr. Grubman was a general partner of Lakeview Partners, L.P. During 1992, he was a vice president of Gollust, Tierney and Oliver, Incorporated. Mr. Grubman holds an A.B. degree in Art and Archaeology from Princeton University. He is also a director of the Children's Motility Disorder Foundation.

                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors held nine (9) meetings during fiscal 1997. While they were directors, all members of the Board of Directors during fiscal 1997 attended more than seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors held during the fiscal year. Two
(2) directors attended more than seventy-five percent (75%) of the aggregate of the total number of meetings held by all committees of the Board on which such directors served. There are no family relationships among executive officers or directors of the Company. The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee of the Board of Directors held one (1) meeting during fiscal 1997. The Audit Committee, which is currently comprised of Directors Gans and Grubman, recommends engagement of the Company's independent accountants, approves services performed by such accountants and reviews and evaluates the Company's accounting system and its system of internal controls.

     The Compensation Committee of the Board of Directors held two (2) meetings during fiscal 1997. The Compensation Committee, which is currently comprised of Directors Grubman and Gans, has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit and stock option plans.

                             DIRECTOR COMPENSATION

     The Company's non-employee directors currently receive $10,000 per year, in addition to reimbursement for certain expenses incurred in connection with attendance at Board and committee meetings. Between August 1995 and August 1997, the Company's non-employee directors were entitled to receive $1,000 per Board meeting they attend, in addition to reimbursement for certain expenses incurred in connection with attendance at Board and committee meetings. Prior to August 1995, non-employee directors did not receive any cash compensation for service on the Board, other than expense reimbursement.

     Under the Automatic Option Grant Program of the 1997 Stock Incentive Plan (the "1997 Plan"), each individual who first becomes a non-employee Board member at or after the 1997 Annual Meeting, whether through election by the shareholders or appointment by the Board, is automatically granted, at the time of such initial election or appointment, a non-statutory option to purchase 5,000 shares of Common Stock, provided such individual was not previously in the Company's employ. In addition, on the date of each Annual Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular Annual Meeting, will automatically be granted at that meeting a non-statutory option to purchase 3,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There will be no limit on the number of such 3,000-share option grants any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously served in the Company's employ will be fully eligible for one or more 3,000-share option grants.

     Each option granted under the Automatic Option Grant Program is subject to the following terms and conditions:

          - The exercise price per share will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date.

          - Each option will have a maximum term equal to the lesser of (i) ten
     (10) years measured from the grant date or (ii) twelve (12) months following termination of Board service.

          - Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares.

          - The shares subject to each initial 5,000 share grant will vest in four successive equal annual installments over the optionee's period of Board service, with the first such installment to vest upon the completion of one (1) year of Board service, measured from the automatic grant date. The shares subject to each annual 3,000 share grant will vest upon the optionee's completion of one (1) year of Board service, measured from the automatic grant date.

          - The shares subject to each outstanding automatic option grant will immediately vest should the optionee die or become permanently disabled while a Board member or should any of the following events occur while the optionee continues in Board service: (i) an acquisition of the Company by merger or asset sale; (ii) the successful completion of a hostile tender offer for more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities; or (iii) a change in the majority of the Board occasioned by one or more contested elections for Board membership.

          - Upon the successful completion of a hostile tender offer for securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, each outstanding automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (i) the greater of (a) the fair market value per share of Common Stock on the date the option is surrendered to the Company in connection with a hostile tender offer or (b) the highest price per share of Common Stock paid in such hostile tender offer over (ii) the exercise price payable per share.

     Prior to the adoption of the 1997 Plan on April 16, 1997, each non-employee director received option grants under the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Under the Plan, each non-employee director was automatically granted a nonstatutory option to purchase 7,500 shares of Common Stock upon the date of his or her election to the Board. The aggregate number of shares of Common Stock authorized for issuance pursuant to options granted under the Directors' Plan was 75,000. The exercise price of options granted under the Directors' Plan must be equal to 100% of the fair market value of the Common Stock subject to the option on the date of the grant. All outstanding options under the Directors' Plan were transferred to the 1997 Plan and no further options will be granted under the Directors' Plan.

     On October 13, 1997, the following options were granted at $9.75 per share:
Mr. Gans, 40,000 shares; Dr. Nickelson, 15,000 shares; and Mr. Grubman, 35,000 shares. As of December 10, 1997, options to purchase 10,000 shares had been issued under the Automatic Option Grant Program of the 1997 Plan.

     The Board of Directors recommends that shareholders vote FOR election of all of the above nominees for election as directors.

                                PROPOSAL NO. 2:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company is asking the shareholders to ratify the selection of Price Waterhouse LLP ("Price Waterhouse") as the Company's independent public accountants for the fiscal year ending August 29, 1998. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Price Waterhouse.

     In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its shareholders.

     A representative of Price Waterhouse is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending August 29, 1998.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 2, 1997, by (i) each director and
(ii) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                         BENEFICIAL OWNERSHIP (1)
                                                                         ------------------------
                                                                         NUMBER OF     PERCENT OF
                            BENEFICIAL OWNER                              SHARES       TOTAL (2)
    -----------------------------------------------------------------    ---------     ----------
    D. Stephen C. Williamson(3)......................................      701,134       13.61%
      c/o Odwalla, Inc.
      120 Stone Pine Road
      Half Moon Bay, CA 94019
    Greg A. Steltenpohl(4)...........................................      668,735        13.02
      c/o Odwalla, Inc.
      120 Stone Pine Road
      Half Moon Bay, CA 94019
    Martin S. Gans(5)................................................       50,991         1.01
    Ranzell Nickelson, II(6).........................................        6,250            *
    Richard Grubman(7)...............................................       11,464            *
    Penelope A. Douglas(8)...........................................       12,044            *
    James R. Steichen(9).............................................        7,044            *
    Michael G. Casotti(10)...........................................        5,377            *
    Directors and executive officers as a group (10 persons)(11).....    1,515,795        28.41

---------------

  *  Less than one percent

 (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (2) Percentage of ownership is based on 5,049,044 shares of Common Stock outstanding on December 2, 1997, adjusted as required by rules promulgated by the SEC.

 (3) Includes 41,250 shares of Common Stock held by Alexandra Bowes, Mr. Williamson's wife, and 194,851 shares held by Willy Juice Partners, a limited partnership of which Mr. Williamson is the general partner. Mr. Williamson disclaims beneficial ownership of shares held by Willy Juice Partners, except to the extent of his pecuniary interest therein. Also includes 102,916 shares of Common Stock subject to options exercisable within 60 days of December 2, 1997.

 (4) Includes 232,785 shares of Common Stock held by Bonnie Bassett Steltenpohl, Mr. Steltenpohl's wife, and 11,539 shares held by the Estate of Benita Johnson, of which Mr. Steltenpohl is the executor. Also includes 87,916 shares of Common Stock subject to options exercisable within 60 days of December 2, 1997.

 (5) Also includes 12,333 shares of Common Stock subject to options exercisable within 60 days of December 2, 1997, of which 3,000 shares are subject to repurchase by the Company at the exercise price.

 (6) Includes 6,250 shares of Common Stock subject to options exercisable within 60 days of December 2, 1997, of which 5,000 shares are subject to repurchase by the Company at the exercise price.

 (7) Also includes 7,916 shares of Common Stock subject to options exercisable within 60 days of December 2, 1997, of which 5,000 shares are subject to repurchase by the Company at the exercise price.

 (8) Includes 12,044 shares of Common Stock subject to options exercisable within 60 days of December 2, 1997.

 (9) Includes 7,044 shares of Common Stock subject to options exercisable within 60 days of December 2, 1997.

(10) Includes 5,377 shares of Common Stock subject to options exercisable within 60 days of December 2, 1997.

(11) Includes the 287,134 options within that amount which are exercisable within 60 days of December 2, 1997.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned, by the Company's current Chief Executive Officer and the four other most highly compensated executive officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended August 31, 1995, 1996 and 1997. The listed individuals shall be hereinafter referred to as the "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      -------------
                                         ANNUAL COMPENSATION           SECURITIES
                                     ----------------------------      UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION          YEARS     SALARY($)    BONUS     OPTIONS(#)(1)     COMPENSATION(2)
---------------------------          -----     --------     -----     -------------     ---------------
D. Stephen C. Williamson              1997     $139,312      $--          70,000             $  --
  Chief Executive                     1996     $125,481      $--          20,000             $  --
  Officer                             1995     $125,000      $--              --             $  --
Greg A. Steltenpohl                   1997     $139,312      $--          70,000             $  --
  Chairman of the Board               1996     $125,481      $--          20,000             $  --
                                      1995     $125,000      $--              --             $  --
Penelope A. Douglas                   1997     $165,165      $--          40,100             $ 540
  Senior Vice President,              1996     $     --      $--              --             $  --
  Human Resources/Marketing           1995     $     --      $--              --             $  --
  Chief Learning Officer
James R. Steichen                     1997     $148,761      $--          25,100             $ 138
  Vice President, Finance             1996     $111,028(3)   $--          25,000             $  --
  Chief Financial Officer             1995     $     --      $--              --             $  --
Michael G. Casotti                    1997     $130,668      $--          20,100             $ 782
  Vice President, Sales               1996     $ 58,154(4)   $--          20,000             $ 129
                                      1995     $     --      $--              --             $  --

---------------

(1) The options listed in the table were granted under the Company's Stock Option Plan.

(2) Represents the Company's matching 401(k) plan contribution.

(3) Reflects consulting fees of $70,163 paid to Mr. Steichen prior to May 1996 when he became Vice President, Finance. Mr. Steichen was appointed Chief Financial Officer effective September 1, 1996. Mr. Williamson was Chief Financial Officer during fiscal 1996.

(4) Reflects salary paid to Mr. Casotti from March 1996 through August 1996, based on annual salary of $112,000.

STOCK OPTIONS

     The following table contains information concerning the stock option grants made to each of the Named Officers for the 1997 fiscal year. No stock appreciation rights were granted to those individuals during such year.

                                                                                                 POTENTIAL REALIZABLE
                                                               INDIVIDUAL GRANT                    VALUE AT ASSUMED
                                                 --------------------------------------------      ANNUAL RATES OF
                                   NUMBER OF        PERCENT                                             STOCK
                                   SECURITIES       OF TOTAL                                      PRICE APPRECIATION
                                   UNDERLYING       GRANTED          EXERCISE                     FOR OPTION TERM(6)
                                    OPTIONS       TO EMPLOYEES        PRICE        EXPIRATION    --------------------
              NAME                  GRANTED      IN FISCAL YEAR    ($/(SHARE)(5)      DATE          5%         10%
---------------------------------  ----------    --------------    ------------    ----------    --------    --------
D. Stephen C. Williamson.........    20,000(1)        3.77%           $11.28          3/4/02     $ 36,038    $104,554
                                     50,000(2)        9.43             11.28          3/4/02       90,094     261,386
Greg A. Steltenpohl..............    20,000(1)        3.77             10.25          3/4/02       36,038     104,554
                                     50,000(2)        9.43             11.28          3/4/02       90,094     261,386
Penelope A. Douglas..............    40,000(3)        7.54             13.13         1/15/07      330,170     836,715
                                        100(4)        0.02             13.75        12/18/06          865       2,191
James R. Steichen................    25,000(1)        4.72             10.25          3/4/07      161,154     408,396
                                        100(4)        0.02             13.75        12/18/06          865       2,191
Michael G. Casotti...............    20,000(1)        3.77             10.25          3/4/07      128,923     326,717
                                        100(4)        0.02             13.75        12/18/06          865       2,191

---------------

(1) The options were granted under the Company's Stock Option Plan on March 5, 1997, with a vesting commencement date of March 5, 1997. The options granted to Messrs. Williamson and Steltenpohl have a maximum term of 5 years and the options granted to Messrs. Casotti and Steichen have a maximum term of 10 years, all measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. All options will vest as to 1/60th of the shares each month. These shares represent a repricing of shares issued in fiscal 1996 at $22.28 per share for Messrs. Williamson and Steltenpohl and $20.25 per share for all others.

(2) The options were granted under the Company's Stock Option Plan on March 5, 1997, with a vesting commencement date of March 5, 1997. The options granted to Messrs. Williamson and Steltenpohl have a maximum term of 5 years, all measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. All options will vest as to 1/60th of the shares each month.

(3) The options were granted under the Company's Stock Option Plan on January 16, 1997, with a vesting commencement date of October 1, 1996. The options have a maximum term of 10 years, measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. All options will vest as to 1/60th of the shares each month.

(4) The options were granted under the Company's Stock Option Plan on December 19, 1996, and were immediately vested. The options have a maximum term of 10 years, measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company.

(5) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income and employment tax liability incurred by the optionee in connection with such exercise.

(6) There is no assurance provided to the option holder or any other holder of the Company's securities that the actual stock price appreciation over the five- or 10-year option term will be at the 5% and 10% assumed annual rates of compounded stock price appreciation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning option holdings for the 1997 fiscal year by each of the Named Officers. There were no option exercises during fiscal 1997. No stock appreciation rights were exercised during such year or were outstanding at the end of the year.

                                             NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                               OPTIONS AT FY-END                    FY-END (2)
                                         -----------------------------     -----------------------------
                   NAME                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
    -----------------------------------  -----------     -------------     -----------     -------------
    D. Stephen C. Williamson...........     90,832           84,168         $ 334,950         $93,000
    Greg A. Steltenpohl................     75,832           84,168           295,350          93,000
    Penelope A. Douglas................      6,766           33,334                --              --
    James R. Steichen..................      2,183           22,917             2,083          22,917
    Michael G. Casotti.................      1,766           18,334             1,666          18,334

---------------

(1) Based on the fair market value of the shares at the end of the 1997 fiscal year ($11.25 per share) less the option exercise price payable for those shares.

OPTION REPRICING

     As discussed in the Compensation Committee Report on Executive Compensation below, the Company implemented an option cancellation/regrant program for executive officers and other employees holding stock options granted on May 3, 1996, which had an exercise price per share in excess of the market price of the Company's Common Stock at the time the cancellation/regrant occurred. The cancellation/regrant was effected on March 5, 1997, and the previously granted options dated May 3, 1996, with an exercise price of $20.25 per share were canceled and new options for the same aggregate number of shares were granted with an exercise price of $10.25 per share.

     The following table sets forth information with respect to each of the Company's executive officers concerning his participation in the option cancellation/regrant program effected on March 5, 1997.

                                        NUMBER OF                                                 LENGTH OF
                                       SECURITIES    MARKET PRICE     EXERCISE                    ORIGINAL
                                       UNDERLYING    OF STOCK AT      PRICE AT                   OPTION TERM
                                        OPTIONS/       TIME OF        TIME OF                   REMAINING AT
                                          SARS       REPRICING OR   REPRICING OR     NEW           DATE OF
                                       REPRICED OR    AMENDMENT      AMENDMENT     EXERCISE     REPRICING OR
           NAME                DATE    AMENDED (#)       ($)            ($)        PRICE($)       AMENDMENT
---------------------------  --------  -----------   ------------   ------------   --------   -----------------
D. Stephen C. Williamson...    3/5/97     20,000        $10.25         $22.28       $11.28     4 years, 59 days
Greg A. Steltenpohl........    3/5/97     20,000         10.25          22.28        11.28     4 years, 59 days
James R. Steichen..........    3/5/97     25,000         10.25          20.25        10.25     9 years, 59 days
Michael G. Casotti.........    3/5/97     20,000         10.25          20.25        10.25     9 years, 59 days

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

     None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Pursuant to the express provisions of the Stock Option Plan, the outstanding options under the Plan held by the Chief Executive Officer and the Company's other executive officers will terminate if not assumed in connection with any acquisition of the Company by merger or asset sale.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors was formed on October 26, 1993, and is currently comprised of Mr. Grubman and Mr. Gans. Neither of these individuals was at any time during fiscal 1997, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, subject to review by the full Board, is responsible for the establishment of remuneration arrangements for senior management and the administration of compensation and employee benefit plans. In addition, the Compensation Committee sets the base salary of the Company's executive officers, approves individual bonus programs for executive officers, and administers the Company's stock option plans under which grants may be made to executive officers and other key employees. The following is a summary of policies of the committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in the Proxy Statement.

     GENERAL COMPENSATION POLICY. The objectives of the Company's executive compensation program are to motivate and retain current executives and to attract future ones. The Company's executive compensation program is designed to: (1) provide a direct and substantial link between Company performance and executive pay, (2) consider individual performance and accomplishments and compensate accordingly, and (3) determine the Company's position in the specialty beverage and food labor markets and be competitive in those labor markets. The Company's intent is to position its executive pay levels at the median of U.S. specialty beverage and food companies. The Committee also considers geographic location and companies that may compete with the Company in recruiting executive talent.

     FACTORS. The principal factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future years.

     BASE SALARY. The base salary for each officer is set on the basis of personal performance, the Compensation Committee's assessment of salary levels in effect for comparable positions with the Company's principal competitors, and internal comparability considerations. The weight given to each of these factors may vary from individual to individual, and the Compensation Committee did not rely upon any specific compensation surveys for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect at companies with which the Company competes for executive talent. Base salaries will be reviewed on an annual basis, and adjustments will be made in accordance with the factors indicated above.

     LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of the executive officers with those of the shareholders, and to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The stock option plan encourages long term retention and provides rewards to executives and other eligible employees commensurate with growth in shareholder value. It is the Committee's practice to grant options to purchase shares at the market price on the date of grant with a term of up to ten years. The options granted to the Company's executive officers during fiscal 1997 will vest from the date of grant in sixty equal monthly installments. Accordingly, the options will provide a return to the executive officer only if he or she remains in the Company's employ and the market price of the underlying shares of common stock appreciates.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Committee also takes into account the number of unvested options held by the executive offer in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

     CEO COMPENSATION. The compensation payable to Mr. Williamson, the Company's Chief Executive Officer, was determined by the Compensation Committee. Mr. Williamson's base salary was set at a level which the Board felt would be competitive with the base salary levels in effect for chief executive officers at similarly-sized companies within the industry. Based upon Mr. Williamson's performance, the Compensation Committee granted Mr. Williamson options to purchase 50,000 shares each of the Company's common stock under the Stock Option Plan. The options have an exercise price of $11.28 per share, 110% of the fair market value per share of the Common Stock on the grant date, and are intended to maintain Mr. Williamson's option holdings in the Company at a competitive level with the holdings of similarly situated officers at similarly-sized companies within the industry. For the 1998 fiscal year, Mr. Williamson's compensation package was set by the Compensation Committee on the basis of the compensation policy summarized in this report.

     SPECIAL OPTION REGRANT PROGRAM. During the 1997 fiscal year, the Compensation Committee felt that circumstances had made it necessary for the Company to implement an option cancellation/regrant program pursuant to which a number of outstanding options held by the Company's executive officers and other employees under the Option Plan were canceled, and new options for the same number of shares were granted with a lower exercise price per share equal to the market price of the Company's Common Stock on the regrant date. The only options subject to this program were the options granted May 3, 1996, the most recent Company-wide performance related option award prior to the Recall of certain of the Company's product in late October 1996 as discussed in more detail in the Company's annual report on Form 10-K for the year ended August 31, 1997.

     The Compensation Committee determined that this program was necessary because equity incentives are a significant component of the total compensation package of the Company's employees and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term financial success. Prior to the implementation of the program, the market price of the Company's Common Stock had fallen as a result of market factors significantly influenced by the negative impact of the Recall. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired, unless value were restored to the options issued in May 1996 in the form of regranted options at the current market price of the Company's Common Stock. However, in order for the regranted options to serve their primary purpose of assuring the continued service of each optionee, the original vesting schedule of five years for most of the original options was replaced with a new five-year vesting schedule and the original immediate vesting for certain of the original options was replaced with a new one-month vesting schedule. The revised vesting schedules were imposed so that the optionee would only have the opportunity to acquire the option shares at the lower exercise price if he or she remained in the Company's employ.

     Accordingly, on March 5, 1997, a number of outstanding options held by the Company's executive officers and other employees with an exercise price of $20.25 per share were canceled, and new options for the same number of shares were granted with an exercise price of $10.25 per share, the market price of the Common Stock on that date. Each new option includes the newly imposed vesting schedule from the grant date.

     As a result of the new vesting schedules imposed on the regranted options, the Compensation Committee believes that the program strikes an appropriate balance between the interests of the option holders and those of the stockholders. The lower exercise prices in effect under the regranted options made those options valuable once again to the executive officers and key employees critical to the Company's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they in fact remain in the Company's employ and contribute to the Company's financial success.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to the Company's executive officers for the 1998 fiscal year will exceed that limit. In addition, the Company's Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the Stock Option Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                                       Submitted by the Compensation Committee
                                       of the Company's Board of Directors:

                                       Richard Grubman, Board Member and
                                       Compensation
                                       Committee Chairman

                                       Martin S. Gans, Board Member and
                                       Compensation
                                       Committee Member

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Common Stock of the Company with that of the Standard & Poor's 500 Index and the Standard & Poor's Foods Index. The comparison for each of the periods assumes that $100 was invested on December 16, 1993, (the date of the Company's initial public offering) in the Company's Common Stock, or on November 30, 1993, in the index, including reinvestment of dividends. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

                COMPARISON OF 44 MONTH CUMULATIVE TOTAL RETURN*
    AMONG ODWALLA, INC., THE NASDAQ STOCK MARKET (U.S.) AND THE RUSSELL 2000

         MEASUREMENT PERIOD                                    NASDAQ STOCK
       (FISCAL YEAR COVERED)              ODWALLA, INC        MARKET (U.S.)         RUSSELL 2000
12/16/93                                     100                  100                  100
AUG-94                                       125                  102                  104
AUG-95                                       300                  137                  125
AUG-96                                       273                  155                  139
AUG-97                                       188                  216                  179

---------------
* $100 INVESTED ON 12/16/93 IN STOCK OR ON
  11/30/93 IN INDEX -- INCLUDING REINVESTMENT OF
  DIVIDENDS. FISCAL YEAR ENDING AUGUST 31.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or graph be incorporated by reference into any future filings.

                              CERTAIN TRANSACTIONS

     Mr. Steltenpohl is a 50 percent owner of the Davenport property at which certain marketing offices and warehouse facilities are located (the "Davenport Property"). The Company leases the Davenport Property at a monthly rent of $9,320 pursuant to a lease that expires in July 1999, with respect to its office facilities and July 1998, for the warehouse facilities. The rent payable under this lease will be adjusted in August 1998, based on the percentage increase in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers for the San Francisco-Oakland-San Jose area. The Company believes that the rental terms of the Davenport Property lease are fair and reasonable and no less favorable than those that would be available to the Company in a transaction with an unaffiliated lessor.

     In December 1995, the Company's Board of Directors authorized the Company's employment of Nina Simons, who is the wife of Mr. Ausubel, a former Board member. Ms. Simons serves as the Company's Director of Strategic Marketing Initiatives. Her annual salary is $70,000 plus approximately $400 per month for home office facilities.

     In June 1996, the Company's Board of Directors authorized the Company to enter into a consulting arrangement with a consulting company solely owned by Mr. Ausubel, a former Board member. The contract was approved by a majority of disinterested directors and was entered into on standard industry terms. Payments to Mr. Ausubel under this arrangement were less than $60,000 in fiscal 1997.

     The Company's Board of Directors authorized the Company to enter into a consulting arrangement with a consulting company of which Dr. Nickelson is the President. The contract was approved by a majority of disinterested directors and was entered into on standard industry terms. Payments to Dr. Nickelson under this arrangement were less than $60,000 in fiscal 1997.

            COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE
                            ACT OF 1934, AS AMENDED

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended August 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one transaction report of Mr. Young was filed late.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders that are intended to be presented at the Company's annual meeting of shareholders for the fiscal 1998 year must be received by August 29, 1998, in order to be included in the proxy statement and proxy relating to that meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       LOGO
                                       MARY CORRIGAN
                                       Secretary

December 19, 1997

PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                 ODWALLA, INC.


D. Stephen C. Williamson and James R. Steichen or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Odwalla, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders on February 2, 1998, and at any adjournments or postponements thereof.

        (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE.)


-------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

Please mark
your votes as
indicated in
this example. [X]

1. The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

                   AUTHORIZATION
   FOR [ ]          WITHHELD [ ]

   Nominees: D. Stephen C. Williamson         Martin S. Gans
             Greg A. Sheltenpohl              Richard Grubman
             Ranzell "Nick" Nichelson, II

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)

   --------------------------------------------


2. Proposal to ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending August 29, 1998:

   FOR [ ]          AGAINST [ ]           ABSTAIN [ ]


3. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE PROPOSALS. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS AND, AT THE DISCRETION OF THE PERSONS NAMED AS PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature(s)                                             Date:
--------------------------------------------------------------------------------
(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -